                            GATEWAY BANK & TRUST CO.


                               2000 ANNUAL REPORT

GATEWAY BANK & TRUST CO.
--------------------------------------------------------------------------------



TABLE OF CONTENTS


                                                                       Page No.
                                                                       --------

Report of Management................................................      1

Selected Financial and Other Data...................................      3

Management's Discussion and Analysis................................      4

Independent Auditors' Report........................................     11

Financial Statements

   Balance Sheets...................................................     12

   Statements of Operations.........................................     13

   Statements of Changes in Stockholders' Equity....................     14

   Statements of Cash Flows.........................................     15

   Notes to Financial Statements....................................     16

Directors and Management Team.......................................     34

General Corporate Information.......................................     35

March 1, 2001


Dear Fellow Shareholders:

         The Year 2000 was one of dramatic growth and change for Gateway Bank & Trust Co. as we completed our second full year of operations. We began the year with $44.2 million in total assets and one financial center. By year-end we had $110.7 million in assets and a total of four financial centers. We welcome this opportunity to report our financial results and other achievements during the past year. We believe that we have laid a strong foundation for the future growth of your Bank as we strive to build a regional community bank franchise to serve the eastern North Carolina and southeastern Virginia market areas.

         During the fourth quarter of 2000, loans net of the loan loss allowance increased $12.8 million to $74.9 million, which is a growth of 20.7% over the third quarter. Deposits grew $10.9 million to $90.3 million, which is a 13.7% increase over the third quarter results. Total assets as of December 31, 2000 stood at $110.7 million, which is up $16.3 million or 17.3% from the third quarter of 2000.

         Our financial operating results continue to improve significantly, as net interest income for the three-month period ending December 31, 2000 was $903,000. Our net loss for the period was $308,000 including the provision expense for loan losses. The ratio of loan loss allowance to total loans was 1.35% as of December 31, 2000, which exceeds industry standards. With the loan loss provision added back, the bank posted an operational loss of $203,000 for the fourth quarter. The Bank had no non-performing loans and assets as of December 31, 2000.

         Significant milestones achieved during 2000 and so far in 2001 include:

- The successful acquisition of two branches in Plymouth and Roper, North Carolina in March 2000;

- The opening of the Bank's first Virginia branch in Virginia Beach in July 2000, increasing Gateway's branch network to four full-service offices;

- The acquisition of Dowd & Twiddy insurance group in January 2000 and Fidelity Insurance in January 2001, which add significant sources of fee-based revenue to the Bank;

- Raising $4.9 million in additional capital through the sale of 515,597 shares of common stock;

- Exceeding $100 million in total assets, finishing the year with total assets of $110.7 million;

- Receiving approval from the Board of Governors of the Federal Reserve System for membership in the Federal Reserve System;

- Receiving Federal Reserve approval to form a financial holding company, subject to shareholder approval;

- In January of 2000, we began offering our Execubanc On Line Banking Service to our business customers; and

- In April of 2000, we began offering Internet Banking to our present and potential customer base in all of the markets that we serve.

         As part of our strategic intent, we are planning to open a full-service financial center in Chesapeake, Virginia during the latter part of the fourth quarter of 2001 or in early 2002. The thriving economy of this area and our strong shareholder base in this market is a good fit for the Bank's future growth and profitability in the Tidewater, Virginia market. We are confident that our full range of financial services will enable us to attract a strong and loyal customer base in this important market.

         In the future, we will continue to consider acquisition opportunities from traditional banking activities such as acquiring additional branches. We will also continue to look for ways to expand our non-traditional banking activities in our insurance and investment subsidiaries, which create significant sources of non-interest income. We believe that this will enhance our growth and contribute to stronger future earnings and long-term shareholder value.

         We are pleased to announce that your Bank posted a profit in January and February of this year and we expect to achieve consistent profitability for all of 2001 and beyond. With these results, we feel that we are well positioned for future earnings growth.

         In closing, we are certainly pleased with our results and accomplishments in 2000, and we are even more excited about the future as we strive to continue to build shareholder value. On behalf of our Gateway Bank team of employees and our entire Board of Directors, we thank you, our shareholders, for the loyalty and support that you have shown us. Your comments and suggestions are always appreciated.

Sincerely,



Daniel B. Berry
President and Chief Executive Officer



Richard W. Whiting
Chairman of the Board of Directors

GATEWAY BANK & TRUST CO.
SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

                                                                              At or for the
                                                                -------------------------------------------
                                                                    Year ended                Year ended
                                                                December 31, 2000         December 31, 1999
                                                                -----------------         -----------------

SUMMARY OF OPERATIONS
   Interest income                                                $   6,181,140            $   1,859,243
   Interest expense                                                   3,457,386                  753,462
                                                                  -------------            -------------
   Net interest income                                                2,723,754                1,105,781
   Provision for loan losses                                            482,000                  455,000
                                                                  -------------            -------------
   Net interest income after provision for loan losses                2,241,754                  650,781
   Non-interest income                                                1,341,454                   94,820
   Non-interest expense                                               4,655,646                1,757,986
                                                                  -------------            -------------
   Loss before income taxes                                          (1,072,438)              (1,012,385)
   Income taxes                                                              --                       --
                                                                  -------------            -------------
   Net loss                                                       $  (1,072,438)           $  (1,012,385)
                                                                  =============            =============

BALANCE SHEET INFORMATION
   Total assets                                                   $ 110,694,421            $  44,235,376
   Loans, net of allowance for loan losses                           74,893,584               29,111,529
   Other interest-earning assets                                     27,569,819               11,442,351
   Deposits                                                          90,292,584               32,180,812
   Borrowings                                                         6,500,000                2,500,000
   Stockholders' equity                                              13,440,861                9,426,082

PER SHARE DATA
   Basic and diluted net loss                                     $        (.82)           $        (.97)
   Book value                                                              8.29                     9.02

SELECTED OTHER DATA
   Return on average assets                                               (1.33%)                  (3.51%)
   Return on average equity                                              (10.04%)                 (10.20%)
   Average equity to average assets                                       13.27%                   34.40%
   Net yield on average interest-earning assets                            3.78%                    4.18%
   Average interest-earning assets to average interest-
      bearing liabilities                                                104.27%                  140.70%
   Ratio of non-interest expense to average total assets                   5.78%                    6.09%
   Nonperforming assets to total assets                                      --                       --
   Nonperforming loans to total loans                                        --                       --
   Allowance for loan losses to total loans                                1.35%                    1.56%

                            GATEWAY BANK & TRUST CO.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


Management's discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of Gateway Bank & Trust Co. ("Gateway" or the "Bank"). It should be read in conjunction with the audited financial statements and accompanying notes included in this report and the supplemental financial data appearing throughout this discussion and analysis.

                             DESCRIPTION OF BUSINESS

Gateway Bank & Trust Co. is a North Carolina chartered banking corporation that provides a full array of commercial and personal banking services, as well as other financial services. The Bank was incorporated on November 24, 1998 and opened for business on December 1, 1998. Gateway's headquarters and principal banking facility is located at 1145 North Road Street, Elizabeth City, North Carolina. The Bank is engaged in general commercial and retail banking in Northeastern North Carolina, principally Pasquotank, Camden and Washington Counties, and in the Tidewater area of Southeastern Virginia. The Bank has two wholly owned subsidiaries. Gateway Investment Services, Inc. provides brokerage services as an agent for non-bank investment products and services. Gateway/Dowd & Twiddy Insurance Services, Inc., with offices in Edenton, Hertford, Elizabeth City, and Nags Head, North Carolina, offers a broad line of commercial and individual insurance products.

                         LIQUIDITY AND CAPITAL RESOURCES

As a result of the pace of growth, the Bank has maintained a relatively high position of liquidity in the form of interest-earning bank deposits and investment securities available for sale. These aggregated $27.2 million at December 31, 2000 or 24.6% of total assets. Supplementing this liquidity, the Bank has available lines of credit and other borrowings from various banks, including the Federal Home Loan Bank of Atlanta, aggregating $27 million, of which $6.5 million was outstanding at December 31, 2000. Management believes that the combined aggregate liquidity position of the Bank from all of these sources is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals in the near term.

As a result of the Bank's loan demand exceeding the rate at which core deposits are being built, the Bank has relied heavily on time deposits as a source of funds. At December 31, 2000, these deposits represented 66% of the Bank's total deposits. Certificates of deposit of $100,000 or more represented 30.8% of the Bank's total deposits at December 31, 2000. These deposits are generally considered rate sensitive, though management believes most of them are relationship-oriented. While the Bank will need to pay competitive rates to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention.

At December 31, 2000, the Bank's tangible equity to asset ratio was 10.6%. All capital ratios place the Bank well in excess of the minimum required to be deemed a well-capitalized bank by regulatory measures. The Bank's Tier I capital ratio at December 31, 2000 was 11.3%.

                            GATEWAY BANK & TRUST CO.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                FINANCIAL CONDITION AT DECEMBER 31, 2000 AND 1999

During 2000 the Bank's total assets increased by $66.4 million, from $44.2 million at December 31, 1999 to $110.6 million at the year-end. As notable as the increase in total assets during the year was the progress made in developing the Bank's overall franchise. The Bank increased its number of full service branches from one to four, first with the March 2, 2000 acquisition of full service branch offices in Plymouth and Roper, North Carolina, generating immediate asset growth of $24.7 million, and then with the July 5, 2000 opening of a new branch in Virginia Beach, Virginia. In addition to successful branching activities, the Bank entered into the insurance business on January 3, 2000 with the acquisition of Gateway/Dowd & Twiddy Insurance Services, Inc., while making strong initial progress with the brokerage subsidiary, Gateway Investment Services, Inc., which the Bank formed in 1999, but which commenced activities in 2000.

Net loans receivable increased from $29.1 million at December 31, 1999 to $74.9 million at December 31, 2000, including loans of $5.9 million received when the Plymouth and Roper branches were acquired, and new loans of $9.5 million generated by the Virginia Beach branch since its opening. Loan quality continues to be strong as there were no nonaccrual, restructured or impaired loans at December 31, 2000, and net loan charge-offs of only $7,000, or 0.01% of average loans outstanding during the period. The loan loss allowance of $1.0 million represents 1.35% of total loans outstanding.

Due largely to cash of $15.7 million received in the branch acquisitions and to proceeds of $4.9 million from the sale of common stock, the total of liquid assets increased from $12.4 million at December 31, 1999 to $28.3 million at December 31, 2000, representing 25.6% of total assets at that date. A successful secondary offering of the Bank's common stock generated additional capital of $4.9 million, thereby enabling the Bank to continue to significantly exceed applicable regulatory capital requirements.


      RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

Overview. The Bank incurred a net loss of $1,072,000 or $.82 per share for 2000, as compared with a net loss of $1,012,000, or $.97 per share for 1999, representing an increase of $60,000 in the net loss while improving per share results by $.15 per share. It has been the Bank's strategy since inception to sacrifice short-term profits in order to build the capacity to generate consistent levels of profitability over the long term, and that was clearly the focus in 2000. The Bank generated significantly higher levels of net interest income and non-interest income in 2000, but those increased revenues were more than offset by increases in operating costs that were incurred both in basic operations and in developing new branches and new sources of non-interest income.

Net Interest Income. Net interest income increased to $2,724,000 for 2000 as compared with $1,106,000 for 1999, an increase of $1,618,000 or 147%. The primary factors contributing to the significant increase in net interest income include the overall increase in interest-earning assets during the year and a change in asset concentration whereby a larger percentage of interest-earning assets was concentrated in higher-yielding loans receivable. The average balance of interest-earning assets was $72.1 million during 2000, nearly three times the $26.7 million for 1999, with loans receivable representing 71% of total interest earning assets in 2000 as compared

                            GATEWAY BANK & TRUST CO.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


with 56% in 1999. These factors, tempered somewhat by a general upward trend in interest rates during the year, resulted in an increase in total interest income of $4,321,000, with an increase in the net yield on interest earning assets of 1.55%. A 1.00% increase in the average cost of interest bearing liabilities during 2000 was principally the result of the increasing trend in interest rates. The Bank's interest rate spread increased by 55 basis points, to 3.57% for 2000 as compared with 3.02% for 1999.

Provision for Loan Losses. The provision for loan losses for 2000 was $482,000 as compared with $455,000 for 1999. The level of the loan loss provision in each year was principally affected by loan growth. Net loan charge-offs during 2000 of $7,000 represented .01% of average loans outstanding, while the year-end allowance for loan losses represents 1.35% of total loans outstanding. There were no nonaccrual, restructured or impaired loans at December 31, 2000.

Non-Interest Income. Non-interest income increased to $1,341,000 for 2000 as compared with $95,000 for 1999, an increase of $1,246,000. The Bank has actively pursued additional income sources outside of traditional banking operations, and the increase in non-interest income included income from insurance and brokerage operations of $752,000 and $150,000, respectively. The Bank's insurance subsidiary also generated other non-interest income of $54,000 during the year. In addition, service charges and fees totaled $373,000 for 2000, nearly four times the amount earned in 1999. The Bank's Management will continue efforts to develop sources of additional non-interest income.

Non-Interest Expenses. Non-interest expenses totaled $4,656,000 for 2000, an increase of $2,898,000 over the $1,758,000 reported for 1999. Because of the Bank's rapid growth and expansion, all categories of non-interest expenses increased significantly. The Bank grew from one full service banking location to four during the year, at the same time developing its insurance and brokerage operations. For 2000, personnel costs increased by $1,546,000, while the costs of occupancy and equipment, data processing and other non-interest expenses increased by $356,000, $159,000 and $837,000, respectively. Non-interest expenses relating to the Bank's insurance and brokerage operations, new for 2000, were $807,000 and $157,000, respectively. Other non-interest expenses for 2000 included $174,000 of amortization of the deposit premium paid in connection with the acquisition of the Plymouth and Roper branches.

Other non-interest expenses also includes as a provision of $125,000 made to reduce the carrying value of the Bank's investment in Sidus Financial Corporation ("Sidus"). Through its association with Sidus, the Bank offers a full range of competitively priced residential and commercial long-term mortgages, at both fixed and variable rates. By using Sidus, the Bank's customers receive personal face-to-face service from the Bank's employees, rather than dealing with third parties. As a newly formed company, Sidus has generated substantial losses during its early periods of operations. As a result, the Bank provided the charge against earnings of $125,000 during the fourth quarter of 2000 to reduce the carrying value of its investment in Sidus by half. Further write-offs may be necessary before Sidus becomes profitable. However, Management believes that the services made available to Gateway and to other banks through Sidus provide an efficient avenue for us to offer competitive mortgage products to our customers.

Going forward, the Bank's Management expects that continued asset growth will result in increased non-interest expenses, but that the additional income derived from that asset growth will exceed the resultant increases in costs and expenses.

                            GATEWAY BANK & TRUST CO.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                           ASSET/LIABILITY MANAGEMENT

The Bank's asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond the Bank's control, such as market interest rates and competition, may also have an impact on the Bank's interest income and interest expense. In the absence of other factors, the yield or return associated with the Bank's earning assets generally will increase from existing levels when interest rates rise over an extended period of time and, conversely, interest income will decrease when interest rates decline. In general, interest expense will increase when interest rates rise over an extended period of time and, conversely, interest expense will decrease when interest rates decline.

INTEREST RATE GAP ANALYSIS. As a part of its interest rate risk management policy, the Bank calculates an interest rate "gap." Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "negative" gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a decrease in the cost of its liabilities greater than the decrease in the yield on its assets and its income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "positive gap."

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                            GATEWAY BANK & TRUST CO.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                                                              Terms to Repricing at December 31, 2000
                                              ----------------------------------------------------------------------
                                                              More Than      More Than
                                               1 Year         1 Year to      3 Years to     More Than
                                               or Less         3 Years         5 Years        5 Years         Total
                                              --------        --------        --------       --------       --------
                                                                       (Dollars in thousands)

INTEREST-EARNING ASSETS:
 Loans receivable:
    Adjustable rate                           $ 47,716        $    132        $    901       $     52       $ 48,801
    Fixed rate                                   3,840           6,101          10,504          6,675         27,120
 Investment securities available
    for sale                                     1,996           5,388           7,567          7,047         21,998
 Interest-earning deposits in other
    banks                                        5,247              --              --             --          5,247
 Stock in FHLB of Atlanta                           --              --              --            325            325
                                              --------        --------        --------       --------       --------

      Total interest-earning assets           $ 58,799        $ 11,621        $ 18,972       $ 14,099       $103,491
                                              ========        ========        ========       ========       ========

INTEREST-BEARING LIABILITIES:
 Deposits:
    Money market, NOW and savings             $ 22,679        $     --        $     --       $     --       $ 22,679
    Time                                        25,822           5,778             113             12         31,725
    Time over $100,000                          26,472           1,364              --             --         27,836
 Borrowings                                         --              --              --          6,500          6,500
                                              --------        --------        --------       --------       --------

      Total interest-bearing liabilities      $ 74,973        $  7,142        $    113       $  6,512       $ 88,740
                                              ========        ========        ========       ========       ========
INTEREST SENSITIVITY GAP PER
 PERIOD                                       $(16,174)       $  4,479        $ 18,859       $  7,587       $ 14,751

CUMULATIVE INTEREST
 SENSITIVITY GAP                              $(16,174)       $(11,695)       $  7,164       $ 14,751       $ 14,751

CUMULATIVE GAP AS A
 PERCENTAGE OF TOTAL
 INTEREST-EARNING
 ASSETS                                        (15.63%)        (11.30%)          6.92%         14.25%

CUMULATIVE INTEREST-
 EARNING ASSETS AS A
 PERCENTAGE OF CUMULATIVE
 INTEREST-BEARING
 LIABILITIES                                    78.43%          85.76%         108.71%        116.62%


Loans maturing or repricing after December 31, 2001 total $24.4 million and include $1.1 million of fixed rate loans and $23.3 million of adjustable rate loans.

                            GATEWAY BANK & TRUST CO.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                               NET INTEREST INCOME

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net interest-earning balance"). The following table sets forth information relating to average balances of the Bank's assets and liabilities for the year ended December 31, 2000. The table reflects the annualized average yield on interest-earning assets and the annualized average cost of interest-bearing liabilities (derived by dividing income or expense by the daily average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net interest-earning balance).

                                      Year Ended December 31, 2000               Year Ended December 31, 1999
                                 ---------------------------------------   ------------------------------------------
                                    Average                    Average       Average                       Average
                                    Balance     Interest     Yield/Rate      Balance       Interest      Yield/Rate
                                 -----------  ------------  ------------   ----------   ------------   --------------

Interest-earning assets:
  Loans                          $    51,146  $      4,794         9.37%   $   14,895   $      1,268            8.51%
  Investments                         16,130         1,086         6.73%        6,094            322            5.28%
  Other                                4,857           301         6.20%        5,482            269            4.91%
                                 -----------  ------------  ------------   ----------   ------------   --------------

       Total interest-earning
          assets                      72,133         6,181         8.57%       26,471          1,859            7.02%
                                              ------------  ------------                ------------   --------------

Other assets                           8,412                                    2,376
                                 -----------                               ----------

       Total assets              $    80,545                               $   28,847
                                 ===========                               ==========

Interest-bearing liabilities:
  Deposits                       $    65,398         3,224         4.93%   $   18,016            710            3.94%
  Borrowings                           3,779           233         6.17%          798             43            5.39%
                                 -----------  ------------  ------------   ----------   ------------   --------------

       Total interest-bearing
          liabilities                 69,177         3,457         5.00%       18,814            753            4.00%
                                              ------------  ------------                ------------   --------------

  Other liabilities                      683                                      110
  Stockholders' equity                10,685                                    9,923
                                 -----------                               ----------

       Total liabilities and
          stockholders' equity   $    80,545                               $   28,847
                                 ===========                               ==========

Net interest income and
  interest  rate spread                       $      2,724         3.57%                $      1,106            3.02%
                                              ============  ============                ============   ==============

Net yield on average
  interest-earning assets                                          3.78%                                        4.18%
                                                            ============                               ==============

  Ratio of average interest-
    earning assets to average
    interest-bearing liabilities                                 104.27%                                      140.70%
                                                            ============                               ==============

                            GATEWAY BANK & TRUST CO.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                              RATE/VOLUME ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                                     Year Ended
                                              December 31, 2000 vs. 1999
                                     ------------------------------------------
                                             Increase (Decrease) Due to
                                     ------------------------------------------
                                      Volume            Rate             Total
                                     -------           -------          -------

Interest income:
  Loans                              $ 3,241           $   284          $ 3,525
  Investments                            603               161              764
  Other                                  (35)               67               32
                                     -------           -------          -------

     Total interest income             3,809               512            4,321
                                     -------           -------          -------

Interest expense:
  Deposits                             2,101               413            2,514
  Borrowings                             172                18              190
                                     -------           -------          -------

     Total interest expense            2,273               431            2,704
                                     -------           -------          -------

Net interest income                  $ 1,536           $    81          $ 1,617
                                     =======           =======          =======


                     IMPACT OF INFLATION AND CHANGING PRICES

A commercial bank has an asset and liability structure that is distinctly different from that of a company with substantial investments in plant and inventory because the major portion of its assets are monetary in nature. As a result, a bank's performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor which may influence interest rates. However, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect operating expenses in that personnel expenses and the cost of supplies and outside services tend to increase more during periods of high inflation.

                           FORWARD-LOOKING INFORMATION

This annual report to shareholders may contain certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Bank's operations, pricing, products and services.

                          [DIXON ODOM PLLC Letterhead]



                          INDEPENDENT AUDITORS' REPORT


To the Stockholders and the Board of Directors
Gateway Bank & Trust Co.
Elizabeth City, North Carolina


We have audited the accompanying balance sheets of Gateway Bank & Trust Co. as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gateway Bank & Trust Co. at December 31, 2000 and 1999 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Dixon Odom PLLC

Sanford, North Carolina
February 2, 2001

GATEWAY BANK & TRUST CO.
BALANCE SHEETS
DECEMBER 31, 2000 AND 1999
-------------------------------------------------------------------------------


ASSETS                                                                                 2000              1999
                                                                                  ---------------   ---------------

Cash and due from banks                                                           $     1,053,587   $     1,056,715
Interest-earning deposits with banks                                                    5,246,634         3,303,214
Investment in securities available for sale, at fair value (Note C)                    21,998,185         8,064,137
Loans (Note D)                                                                         75,921,418        29,574,012
Allowance for loan losses (Note D)                                                     (1,027,834)         (462,483)
                                                                                  ---------------   ---------------

                                                                   NET LOANS           74,893,584        29,111,529

Accrued interest receivable                                                               833,569           311,750
Stock in Federal Home Loan Bank of Atlanta, at cost                                       325,000            75,000
Bank premises and equipment (Note E)                                                    3,949,791         1,964,614
Deposit premium (Note P)                                                                1,914,073                 -
Other assets                                                                              479,998           348,417
                                                                                  ---------------   ---------------

                                                                TOTAL ASSETS      $   110,694,421   $    44,235,376
                                                                                  ===============   ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Demand                                                                         $     8,052,387   $     4,210,388
   Savings                                                                              1,918,495           591,537
   Money market and NOW                                                                20,760,371         6,631,784
   Time (Note F)                                                                       59,561,331        20,747,103
                                                                                  ---------------   ---------------

                                                              TOTAL DEPOSITS           90,292,584        32,180,812

Advances from Federal Home Loan Bank (Note G)                                           6,500,000         1,500,000
Federal funds purchased (Note G)                                                                -         1,000,000
Accrued expenses and other liabilities                                                    460,976           128,482
                                                                                  ---------------   ---------------

                                                           TOTAL LIABILITIES           97,253,560        34,809,294
                                                                                  ---------------   ---------------

Stockholders' Equity (Notes I and K)
   Common stock, $5 par value, 6,000,000
      shares authorized, 1,621,792 and 1,044,495
      shares issued and outstanding                                                     8,108,960         5,222,475
   Additional paid-in capital                                                           7,469,945         5,453,224
   Accumulated deficit                                                                 (2,475,643)       (1,170,543)
   Accumulated other comprehensive income (loss)                                          337,599           (79,074)
                                                                                  ---------------   ---------------

                                                  TOTAL STOCKHOLDERS' EQUITY           13,440,861         9,426,082
                                                                                  ---------------   ---------------

Commitments (Notes D and L)

                                                       TOTAL LIABILITIES AND
                                                        STOCKHOLDERS' EQUITY      $   110,694,421   $    44,235,376
                                                                                  ===============   ===============

See accompanying notes.

GATEWAY BANK & TRUST CO.
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2000 AND 1999
-------------------------------------------------------------------------------


                                                                                       2000              1999
                                                                                  ---------------   ---------------

INTEREST INCOME
   Interest and fees on loans                                                     $     4,794,116   $     1,268,391
   Interest-earning bank deposits                                                         300,950           265,848
   Interest on investment securities                                                    1,076,310           322,062
   Other interest and dividends                                                             9,764             2,942
                                                                                  ---------------   ---------------

                                                        TOTAL INTEREST INCOME           6,181,140         1,859,243
                                                                                  ---------------   ---------------

INTEREST EXPENSE
   Money market, NOW and savings deposits                                                 462,154           202,048
   Time deposits (Note F)                                                               2,761,896           507,950
   Borrowings                                                                             233,336            43,464
                                                                                  ---------------   ---------------

                                                       TOTAL INTEREST EXPENSE           3,457,386           753,462
                                                                                  ---------------   ---------------

                                                          NET INTEREST INCOME           2,723,754         1,105,781

PROVISION FOR LOAN LOSSES (Note D)                                                        482,000           455,000
                                                                                  ---------------   ---------------

                                                   NET INTEREST INCOME AFTER
                                                    PROVISION FOR LOAN LOSSES           2,241,754           650,781
                                                                                  ---------------   ---------------

NON-INTEREST INCOME
   Service charges on deposit accounts                                                    239,486            48,214
   Other service fee income                                                               133,419            45,765
   Insurance operations                                                                   751,701                 -
   Brokerage operations                                                                   149,732                 -
   Other                                                                                   67,116               841
                                                                                  ---------------   ---------------

                                                    TOTAL NON-INTEREST INCOME           1,341,454            94,820
                                                                                  ---------------   ---------------

NON-INTEREST EXPENSE
   Personnel costs                                                                      2,370,534           824,897
   Occupancy and equipment                                                                627,195           270,918
   Data processing fees                                                                   285,836           127,073
   Other (Note J)                                                                       1,372,081           535,098
                                                                                  ---------------   ---------------

                                                   TOTAL NON-INTEREST EXPENSE           4,655,646         1,757,986
                                                                                  ---------------   ---------------

                                                     LOSS BEFORE INCOME TAXES          (1,072,438)       (1,012,385)

INCOME TAXES (Note H)                                                                           -                 -
                                                                                  ---------------   ---------------

                                                                     NET LOSS     $    (1,072,438)  $    (1,012,385)
                                                                                  ===============   ===============

                                              BASIC NET LOSS PER COMMON SHARE     $          (.82)  $          (.97)
                                                                                  ===============   ===============

                                   WEIGHTED AVERAGE COMMON SHARES OUTSTANDING           1,302,760         1,044,495
                                                                                  ===============   ===============

See accompanying notes.

GATEWAY BANK & TRUST CO.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2000 AND 1999
-------------------------------------------------------------------------------

                                                                                      Accumulated
                                  Common stock           Additional                      other
                            --------------------------     paid-in      Accumulated   comprehensive            Total
                                Shares       Amount        capital        deficit     income (loss)            equity
                            -----------  -------------  ------------   -------------  -------------        ---------------

Balance at December 31,
   1998                      1,044,495   $  5,222,475   $  5,453,224   $   (158,158)   $         -          $  10,517,541

Comprehensive loss:
   Net loss                          -              -              -     (1,012,385)             -             (1,012,385)
   Other comprehensive
     income:
     Unrealized holding loss
       on available-for-sale
       securities                    -              -              -               -       (79,074)              (79,074)
                                                                                                            ------------

Total comprehensive loss                                                                                      (1,091,459)
                             ---------   ------------   ------------   ------------     ----------          ------------

Balance at December 31,
   1999                      1,044,495      5,222,475      5,453,224     (1,170,543)       (79,074)            9,426,082

Comprehensive loss:
   Net loss                          -              -              -     (1,072,438)             -            (1,072,438)
   Other comprehensive
     income:
     Unrealized holding gain
       on available-for-sale
       securities                    -              -              -              -        416,673               416,673
                                                                                                            ------------

Total comprehensive loss                                                                                        (655,765)

Proceeds from issuance of
   common stock                515,597      2,577,985      2,315,594              -              -             4,893,579

Acquisition of Gateway/
   Dowd & Twiddy
   Insurance Services, Inc.     61,700        308,500       (298,873)      (232,662)             -              (223,035)
                             ---------   ------------   ------------   ------------     ----------          ------------

Balance at December 31,
   2000                      1,621,792   $  8,108,960   $  7,469,945   $ (2,475,643)    $  337,599          $ 13,440,861
                             =========   ============   ============   ============     ==========          ============

See accompanying notes.

GATEWAY BANK & TRUST CO.
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                                                                       2000              1999
                                                                                  ---------------   ---------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                        $  (1,072,438)   $    (1,012,385)
   Adjustments to reconcile net loss to net
     cash used by operating activities:
       Deposit premium amortization                                                      174,007                  -
       Net amortization of securities                                                    (49,537)            64,567
       Depreciation and amortization                                                     189,229             68,577
       Realized loss on available-for-sale securities                                      5,373                  -
       Provision for loan losses                                                         482,000            455,000
       Change in assets and liabilities:
         Increase in accrued interest receivable                                        (476,954)          (311,072)
         (Increase) decrease in other assets                                             117,185           (338,952)
         Decrease in accrued expenses and other liabilities                             (300,877)          (167,182)
                                                                                   -------------    ---------------

                                                             NET CASH USED BY
                                                         OPERATING ACTIVITIES           (932,012)        (1,241,447)
                                                                                   -------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   (Increase) decrease in interest-bearing deposits with banks                        (1,943,420)         9,278,829
   Purchases of available-for-sale securities                                        (23,085,115)       (10,522,633)
   Maturities, sales and calls of available-for-sale securities                        9,621,590          2,314,855
   Net increase in loans from originations and repayments                            (40,319,185)       (29,387,445)
   Purchases of bank premises and equipment                                           (1,156,686)        (1,770,743)
   Purchase of FHLB stock                                                               (250,000)           (42,700)
   Net cash received in branch and subsidiary acquisitions                            15,724,520                  -
                                                                                   -------------    ---------------

                                                            NET CASH USED BY
                                                         INVESTING ACTIVITIES        (41,408,296)       (30,129,837)
                                                                                   -------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in deposits                                                               33,699,078         29,725,164
   Net increase in FHLB advances                                                       5,000,000          1,500,000
   Net increase (decrease) in federal funds purchased                                 (1,000,000)         1,000,000
   Net repayments on other borrowings                                                   (255,477)                 -
   Proceeds from issuance of common stock                                              4,893,579                  -
                                                                                   -------------    ---------------

                                                            NET CASH PROVIDED
                                                      BY FINANCING ACTIVITIES         42,337,180         32,225,164
                                                                                   -------------    ---------------

                                                  NET INCREASE (DECREASE) IN
                                                      CASH AND DUE FROM BANKS             (3,128)           853,880

CASH AND DUE FROM BANKS, BEGINNING                                                     1,056,715            202,835
                                                                                   -------------    ---------------

                                                           CASH AND DUE FROM
                                                                BANKS, ENDING      $   1,053,587    $     1,056,715
                                                                                   =============    ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Interest paid                                                                   $   3,232,272    $       698,414
                                                                                   =============    ===============

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES
   Unrealized holding gains (losses) on available-for-sale investments             $     416,673    $       (79,074)
                                                                                   =============    ===============


Noncash assets acquired and liabilities assumed in branch and subsidiary acquisitions are presented in Note P.

See accompanying notes.

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE A - ORGANIZATION AND OPERATIONS

Gateway Bank & Trust Co. (the "Bank") was incorporated November 24, 1998 and began banking operations on December 1, 1998. The Bank is engaged in general commercial and retail banking in Northeastern North Carolina, principally Pasquotank, Camden and Washington Counties, and in the Tidewater area of Southeastern Virginia, operating under state banking laws and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

The Bank has two wholly owned subsidiaries, Gateway Investment Services, Inc., whose principal activity is to engage in brokerage services as an agent for non-bank investment products and services, and Gateway/Dowd & Twiddy Insurance Services, Inc., an independent insurance agency with offices in Edenton, Hertford, Elizabeth City and Nags Head, North Carolina.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements include the accounts of Gateway Bank & Trust Co. and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans.

CASH EQUIVALENTS

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks."

SECURITIES HELD TO MATURITY

Bonds and notes for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SECURITIES

Available-for-sale securities are reported at fair value and consist of bonds and notes not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

ALLOWANCE FOR LOAN LOSSES

The provision for loan losses is based upon management's estimate of the amount needed to maintain the allowance for loan losses at an adequate level. In making the evaluation of the adequacy of the allowance for loan losses, management gives consideration to current and anticipated economic conditions, statutory examinations of the loan portfolio by regulatory agencies, delinquency information and management's internal review of the loan portfolio. Loans are considered impaired when it is probable that all amounts due under the contractual terms of the loan will not be collected. The measurement of impaired loans that are collateral dependent is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, or upon the fair value of the collateral if readily determinable. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require the Bank to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful asset lives of 3 - 10 years for furniture and equipment, 5 years for vehicles, and 40 years for Bank premises. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

FEDERAL HOME LOAN BANK STOCK

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets are also recognized for operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

STOCK COMPENSATION PLANS

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plan have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PER SHARE RESULTS

Basic net loss per common share has been computed by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period. Diluted per share results reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Bank relate solely to outstanding stock options. Such outstanding options had no dilutive effect for the years ended December 31, 2000 and 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards requiring balance sheet recognition of all derivative instruments at fair value. SFAS No. 133 was subsequently amended by SFAS No. 137 in June 1999 and by SFAS No. 138 in June 2000. The statement, as amended, specifies that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivative gains and losses to offset related results on hedged items in the income statement. The statement is effective for fiscal years beginning after June 15, 2000. The adoption of this statement on January 1, 2001 did not materially affect the Bank's financial statements.

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 is a replacement of SFAS No. 125, although SFAS No. 140 carried forward most of the provisions of SFAS No. 125 without change. SFAS No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitizations, retained interests, and collateral received and pledged in reverse repurchase agreements for fiscal years ending after December 15, 2000. The new statement eliminates the prior requirement to record collateral received under certain securities financing transactions and requires reclassification in the balance sheet of assets pledged under certain conditions. The adoption of SFAS No. 140 is not expected to have a significant impact on the Bank's financial statements.

RECLASSIFICATIONS

Certain amounts in the 1999 financial statements have been reclassified to conform to the 2000 presentation. The reclassifications had no effect on net income or stockholders' equity as previously reported.

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE C - INVESTMENT SECURITIES

The following is a summary of the securities portfolio by major classification:

                                                                         December 31, 2000
                                               --------------------------------------------------------------------
                                                                      Gross             Gross
                                                   Amortized        unrealized       unrealized          Fair
                                                     cost              gains           losses            value
                                               ---------------   --------------   ---------------  ----------------

Securities available-for-sale:
   U. S. government securities and
     obligations of U. S. government
     agencies                                  $    10,653,765   $      208,322   $            11  $     10,862,076
   Corporate debt securities                         2,348,950           31,149                 -         2,380,099
   Mortgage-backed securities                        8,657,871          107,116             8,977         8,756,010
                                               ---------------   --------------   ---------------  ----------------

                                               $    21,660,586   $      346,587   $         8,988  $     21,998,185
                                               ===============   ==============   ===============  ================

                                                                         December 31, 1999
                                               --------------------------------------------------------------------
                                                                      Gross             Gross
                                                   Amortized        unrealized       unrealized          Fair
                                                     cost              gains           losses            value
                                               ---------------   --------------   ---------------  ----------------

Securities available-for-sale:
   U. S. government securities and
     obligations of U. S. government
     agencies                                  $     6,200,292   $            -   $        41,808  $      6,158,484
   Mortgage-backed securities                        1,942,919                -            37,266         1,905,653
                                               ---------------   --------------   ---------------  ----------------

                                               $     8,143,211   $            -   $        79,074  $      8,064,137
                                               ===============   ==============   ===============  ================

Proceeds from maturities, sales and calls of investment securities during the years ended December 31, 2000 and 1999 were $9,622,000 and $2,315,000, respectively. The Bank realized a net loss of $5,000 from those transactions in 2000 and no gain or loss in 1999.

The amortized cost and fair values of securities available-for-sale at December 31, 2000 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Amortized             Fair
                                                        cost                value
                                                   ---------------    ----------------

         Due within one year                       $             -    $              -
         Due after one year through five years          11,321,282          11,544,220
         Due after five years through ten years          3,688,863           3,732,929
         Due after ten years                             6,650,441           6,721,036
                                                   ---------------    ----------------

                                                   $    21,660,586    $     21,998,185
                                                   ===============    ================

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE C - INVESTMENT SECURITIES (CONTINUED)

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

Securities with a carrying value of $15,815,000 and $5,624,000 and a fair value of $15,973,000 and $5,551,000 at December 31, 2000 and 1999, respectively, were pledged to secure public monies on deposit as required by law.

The following table sets forth certain information regarding the carrying values, weighted average yields and contractual maturities of the Bank's investment portfolio at December 31, 2000. FHLB common stock, a nonmarketable equity security, substantially all of which is required to be maintained, is assumed to mature in periods greater than ten years.

                                                             Carrying value / Average Yield
                                     ------------------------------------------------------------------------------
                                                         After            After
                                                       one year        five years
                                       One year         through          through        After ten
                                        or less       five years        ten years         years            Total
                                     ------------    ------------     ------------    ------------     ------------
                                                                 (Dollars in thousands)
Securities available-for-sale:
  U. S. government and agency
    securities                       $          -    $      8,583     $      2,279    $          -     $     10,862
                                                -           7.06%            6.71%               -            6.99%

  Corporate debt securities                     -           2,380                -               -            2,380
                                                -           7.27%                -               -            7.27%

  Mortgage-backed securities                    -             581            1,454           6,721            8,756
                                                -           6.89%            7.47%           6.80%            6.91%
Other interest-earning assets:
  Interest-earning bank balances            5,247               -                -               -            5,247
                                            6.00%               -                -               -            6.00%

  Federal Home Loan Bank
    stock                                       -               -                -             325              325
                                                -               -                -           6.15%            6.15%
                                     ------------    ------------     ------------    ------------     ------------


                    Total            $      5,247    $     11,544     $      3,733    $      7,046     $     27,570
                                            6.00%           7.09%            7.01%           6.77%            6.79%
                                     ============    ============     ============    ============     ============

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE D - LOANS

Following is a summary of loans and the allowance for loan losses at December 31, 2000 and 1999, with all amounts in thousands:

                                                                                2000
                                                  -----------------------------------------------------------------
                                                                                             Allowance for
                                                                Loans                         loan losses
                                                  -------------------------------   -------------------------------
                                                                        Percent                          Percent
                                                       Amount          of total         Amount          of total
                                                  --------------   --------------   --------------  ---------------
Real estate - mortgage loans                      $       13,841         18.23%     $          138           13.44%
Home equity lines of credit                                4,264          5.62%                 47            4.58%
Commercial and industrial loans                           51,301         67.57%                763           74.29%
Loans to individuals                                       6,594          8.68%                 79            7.69%
                                                  --------------   -----------      --------------  ---------------

Subtotal                                                  76,000        100.10%              1,027          100.00%

Net deferred loan fees                                       (79)         (.10%)                 -               -%
                                                  --------------   -----------      --------------  ---------------

Total                                             $       75,921        100.00%     $        1,027          100.00%
                                                  ==============   ===========      ==============  ===============

                                                                                 1999
                                                  -----------------------------------------------------------------
                                                                                             Allowance for
                                                                Loans                         loan losses
                                                  -------------------------------   -------------------------------
                                                                        Percent                          Percent
                                                       Amount          of total         Amount          of total
                                                  --------------   --------------   --------------  ---------------

Real estate - mortgage loans                      $       11,134         37.65%     $           84           18.18%
Home equity lines of credit                                1,186          4.01%                 12            2.60%
Commercial and industrial loans                           13,564         45.86%                203           43.94%
Loans to individuals                                       3,729         12.61%                 65           14.07%
Unallocated loss allowance                                     -             -%                 98           21.21%
                                                  --------------   -----------      --------------  ---------------

Subtotal                                                  29,613        100.13%                462          100.00%

Net deferred loan fees                                       (39)         (.13%)                 -               -%
                                                  --------------   -----------      --------------  ---------------

Total                                             $       29,574        100.00%     $          462          100.00%
                                                  ==============   ===========      ==============  ===============

Loans are primarily made in Northeastern North Carolina, principally Pasquotank, Camden and Washington Counties and the Tidewater area of Southeastern Virginia. Real estate loans can be affected by the condition of the local real estate market. Commercial and industrial loans and loans to individuals can be affected by the local economic conditions. There were no nonaccrual, restructured or impaired loans at December 31, 2000 and 1999. Loans past due 90 days or more on which interest was still accruing totaled $4,000 and $0 at December 31, 2000 and 1999, respectively.

The Bank grants loans to directors and executive officers of the Bank and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management's opinion, do not involve more than the normal risk of collectibility. All loans to directors and executive officers or their related interests are submitted to the Board of Directors for approval.

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE D - LOANS (CONTINUED)

A summary of related party loan transactions is as follows:

                                                2000              1999
                                           ---------------   ---------------

         Balance at beginning of year      $     4,547,416   $             -
         Additions                               4,533,285         5,949,357
         Loan repayments                        (1,158,729)       (1,401,941)
                                           ---------------   ----------------

         Balance at end of year            $     7,921,972   $     4,547,416
                                           ===============   ===============

At December 31, 2000, the Bank had pre-approved but unused lines of credit totaling $3.4 million to directors, executive officers and their related interests. At December 31, 2000, the Bank had made no commitments to extend credit to directors, executive officers and their related interests.

An analysis of the allowance for loan losses follows:

                                                            2000              1999
                                                       ---------------   ---------------
         Balance at beginning of period                $       462,483   $        10,000
                                                       ---------------   ---------------

         Provision charged to operations                       482,000           455,000
                                                       ---------------   ---------------

         Allowance for loan losses on loans purchased           90,531                 -
                                                       ---------------   ---------------

         Charge-offs                                            (7,180)           (2,517)
         Recoveries                                                  -                 -
                                                       ---------------   ---------------
                 Net charge-offs                                (7,180)           (2,517)
                                                       ---------------   ---------------

         Balance at end of period                      $     1,027,834   $       462,483
                                                       ===============   ===============


NOTE E - BANK PREMISES AND EQUIPMENT

Following is a summary of bank premises and equipment at December 31, 2000 and 1999:

                                             2000              1999
                                        ---------------   ---------------

         Land                           $       329,509   $             -
         Furniture and equipment              1,073,827           522,564
         Vehicles                               144,933            20,338
         Buildings and improvements           2,710,034         1,494,579
         Accumulated depreciation              (308,512)          (72,867)
                                        ---------------   ---------------

         Total                          $     3,949,791   $     1,964,614
                                        ===============   ===============

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE E - BANK PREMISES AND EQUIPMENT (CONTINUED)

Depreciation and amortization amounting to $189,229 and $68,577 for the years ended December 31, 2000 and 1999, respectively, is included in occupancy and equipment expense.

The Bank leases, under separate agreements, land on which the permanent headquarters and adjacent parking lot are located. The Bank also leases a branch facility in Virginia Beach, Virginia. These leases expire on December 31, 2019, July 31, 2019, and July 31, 2006, respectively. Future rentals under these leases are as follows:

         2001                          $       125,702
         2002                                  128,449
         2003                                  131,306
         2004                                  130,322
         2005                                  133,797
         Thereafter                            815,003
                                       ---------------

                                       $     1,464,579

The Bank has an option to purchase the land on which its permanent headquarters are affixed at the end of the twenty year lease term for a cost of $300,000.

Rental expense amounted to $129,894 and $151,746 during the years ended December 31, 2000 and 1999, respectively.


NOTE F - DEPOSITS

The weighted average cost of time deposits was 6.47% and 5.69% at December 31, 2000 and 1999, respectively.

Time deposits in denominations of $100,000 or more were $27.8 million and $10.7 million at December 31, 2000 and 1999, respectively. Interest expense on such deposits aggregated $1,192,000 in 2000 and $294,000 in 1999. At December 31, 2000, the scheduled maturities of certificates of deposit are as follows:

                                         Less than          $100,000
                                         $100,000            or more              Total
                                      --------------     ---------------   ----------------
Three months or less                  $    9,070,254     $     7,965,013   $     17,035,267
Over three months through one year        16,751,612          18,507,232         35,258,844
Over one year through three years          5,777,756           1,364,210          7,141,966
Over three through five years                113,081                   -            113,081
Over five years through seven years           12,173                   -             12,173
                                      --------------     ---------------   ----------------

Total                                 $   31,724,876     $    27,836,455   $     59,561,331
                                      ==============     ===============   ================

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE F - DEPOSITS (CONTINUED)

The following table sets forth the average balances outstanding and average interest rates for each major category of deposits.


                                                       Year Ended December 31,
                                          ------------------------------------------------
                                                   2000                      1999
                                           ---------------------   -----------------------
                                           Average      Average      Average      Average
                                           Balance       Rate        Balance       Rate
                                          ---------   ----------   ----------   ----------
                                                       (Dollars in thousands)

Interest bearing NOW and money
 market accounts                          $  11,466        3.56%   $    4,711        3.63%

Savings accounts                              2,266        2.38%          812        3.82%

Time deposits                                45,342        6.09%        9,467        5.37%
                                          ---------                ----------

      Total interest bearing deposits        59,074                    14,990

Demand and other noninterest-bearing
 deposits                                     6,324                     3,026
                                          ---------                ----------

      Total average deposits              $  65,398        4.93%   $   18,016        3.94%
                                          =========                ==========


NOTE G - ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

Advances from the Federal Home Loan Bank of Atlanta consisted of the following at December 31, 2000 and 1999:

                         Interest
Maturity                    rate                 2000               1999
--------                 ---------         ----------------    -------------

March 17, 2010             5.71%           $      1,500,000    $           -
November 10, 2010          5.43%                  5,000,000                -
June 20, 2008              6.16%                          -        1,500,000
                                           ----------------    -------------

                                           $      6,500,000    $   1,500,000
                                           ================    =============

Pursuant to collateral agreements with the Federal Home Loan Bank, at December 31, 2000 advances are secured by loans with a carrying amount of $6,738,000, which approximates market value. The Bank has a maximum borrowing availability from FHLB equal to 15% of total assets.

The Bank may purchase federal funds through an unsecured federal funds line of credit of $10.4 million. This line is intended for short-term borrowings and is subject to restrictions limiting the frequency and term of advances. This line of credit is payable on demand and bears interest based upon the daily federal funds rate. The Bank had $0 and $1.0 million outstanding on this line of credit as of December 31, 2000 and 1999, respectively. The maximum amount outstanding under this line of credit at any month-end during 2000 was $4.0 million.

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE H - INCOME TAXES

Net deferred tax assets of $415,000 and $358,000 generated in 2000 and 1999, respectively, have been fully reserved in the valuation allowance. Accordingly, no provision for income taxes is included in operations for either period. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of deferred taxes at December 31, 2000 and 1999 are as follows:

                                             2000              1999
                                        ---------------   ---------------

 Deferred tax assets relating to:
   Allowance for loan losses            $       309,000   $       151,000
   Deposit premium amortization                  21,000                 -
   Pre-opening costs and expenses               148,000           200,000
   Net operating loss                           636,000           300,000
   Charitable contributions                       9,000             4,000
                                        ---------------   ---------------
 Total deferred tax assets                    1,123,000           655,000
 Valuation allowance                         (1,041,000)         (626,000)
                                        ----------------  ----------------

 Net deferred tax assets                         82,000            29,000
                                        ---------------   ---------------

 Deferred tax liabilities relating to:
   Depreciation                                 (50,000)           (8,000)
   Deferred loan costs                          (32,000)          (21,000)
                                        ----------------  ----------------
 Total deferred tax liabilities                 (82,000)          (29,000)
                                        ----------------  ----------------

 Net recorded deferred tax asset        $             -   $             -
                                        ===============   ===============

The Bank has net operating loss carryforwards of approximately $1,768,000, expiring in 2014 and 2015, which are available to offset future taxable income.


NOTE I - ISSUANCE OF COMMON STOCK

During 2000, the Bank sold 515,597 shares of common stock, generating net proceeds of $4.9 million. The Bank also issued 61,700 shares of common stock in connection with the acquisition of Gateway/Dowd & Twiddy Insurance Services, Inc.

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE J - OTHER NONINTEREST EXPENSE

The major components of other noninterest expense for the years ended December 31, 2000 and 1999 are as follows:

                                                        2000                1999
                                               ------------------    ------------------
         Professional services                 $          148,182    $           89,462
         Postage, printing and office supplies            311,166               134,138
         Advertising and promotion                        145,193                76,868
         Amortization of deposit premium                  174,007                     -
         Provision for loss on other asset                125,000                     -
         Other                                            468,533               234,630
                                               ------------------    ------------------

         Total                                 $        1,372,081    $          535,098
                                               ==================    ==================


NOTE K - REGULATORY MATTERS

The Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina General Statutes. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such limitation is in the public interest and is necessary to ensure financial soundness of the Bank.


The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as prescribed by regulations, of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. As of December 31, 2000 and 1999, the Bank meets all capital adequacy requirements to which it is subject, as set forth below:

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE K - REGULATORY MATTERS (CONTINUED)

                                                                                                  To be well
                                                                                               capitalized under
                                                                       For capital             prompt corrective
                                           Actual                   adequacy purposes          action provisions
                                    -----------------------  ---------------------------  -------------------------
                                      Amount        Ratio       Amount          Ratio        Amount          Ratio
                                    ----------  -----------  ------------   ------------  -------------  ----------

As of December 31, 2000:

Total Capital (to Risk-Weighted
  Assets)                           $   12,172       15.71%  =>  $  6,199   =>      8.0%  =>  $   7,749  =>   10.0%

Tier I Capital (to Risk-Weighted
  Assets)                               11,189       14.44%  =>     3,100   =>      4.0%  =>      4,649  =>    6.0%

Tier I Capital (to Average Assets)      11,189       11.31%  =>     3,956   =>      4.0%  =>      4,944  =>    5.0%


As of December 31, 1999:

Total Capital (to Risk-Weighted
  Assets)                           $    9,889       53.43%  =>  $  1,481   =>     8.00%  =>  $   1,851  =>  10.00%

Tier I Capital (to Risk-Weighted
  Assets)                                9,426       50.93%  =>       740   =>     4.00%  =>      1,110  =>   6.00%

Tier I Capital (to Average Assets)       9,426       23.65%  =>     1,594   =>     4.00%  =>      1,993  =>   5.00%

NOTE L - OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE L - OFF-BALANCE SHEET RISK (CONTINUED)

A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of December 31, 2000 is as follows:

         Financial instruments whose contract amounts represent credit risk:
             Commitments to extend credit                 $      2,422,000
             Undisbursed lines of credit                        20,429,000
             Standby letters of credit                             236,000


NOTE M - RETIREMENT PLAN

The Bank has a 401(k) retirement plan which contains provisions for specified matching contributions by the Bank. The Bank funds contributions as they accrue and 401(k) expense totaled $85,802 and $35,382 during the years ended December 31, 2000 and 1999, respectively.


NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments include cash and due from banks, interest-bearing deposits with banks, investments, loans, deposit accounts and borrowings. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND DUE FROM BANKS AND INTEREST-BEARING DEPOSITS WITH BANKS

The carrying amounts for cash and due from banks and interest-bearing deposits with banks approximate fair value because of the short maturities of those instruments.

INVESTMENT SECURITIES

Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

LOANS

For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

STOCK IN FEDERAL HOME LOAN BANK OF ATLANTA

The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Bank is required to maintain a minimum balance based on the unpaid principal of home mortgage loans.

DEPOSITS

The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of time deposits and borrowings is estimated using the rates currently offered for instruments of similar remaining maturities.

BORROWINGS

The fair values are based on discounting expected cash flows at the interest rate for debt with the same or similar remaining maturities and collected requirements.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

With regard to financial instruments with off-balance sheet risk discussed in Note L, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of the Bank's financial instruments, none of which are held for trading purposes, are as follows at December 31, 2000 and 1999:

                                                                2000                             1999
                                                   -------------------------------  -------------------------------
                                                      Carrying        Estimated        Carrying         Estimated
                                                       amount        fair value         amount         fair value
                                                   -------------    -------------   --------------   --------------
                                                                            (In thousands)
Financial assets:
    Cash and due from banks                        $       1,054   $        1,041    $      1,057      $      1,057
    Interest-earning deposits in other banks               5,247            5,247           3,303             3,303
    Investment securities                                 21,998           21,998           8,064             8,064
    FHLB stock                                               325              325              75                75
    Loans                                                 74,894           76,741          29,112            28,632
Financial liabilities:
    Deposits                                              90,293           87,820          32,181            32,894
    Borrowings                                             6,500            5,953           2,500             2,680

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE O - EMPLOYEE AND DIRECTOR BENEFIT PLANS

STOCK OPTION PLANS

During 1999 the Bank adopted, with shareholder approval, an Employee Stock Option Plan (the "Employee Plan") and a Director Stock Option Plan (the "Director Plan"). Each plan makes available options to purchase 100,000 shares of the Bank's common stock for an aggregate number of common shares reserved for options of 200,000. The exercise price of all options granted to date is $11.00. The options granted to non-employee directors vested immediately at the time of grant, while all others vest over a four-year period with 20% vesting on the grant date and 20% vesting annually, thereafter. All unexercised options expire ten years after the date of grant. A summary of the Bank's option plans as of and for the years ended December 31, 2000 and 1999, exclusive of the activity discussed below which is subject to shareholder approval, is as follows:

                                                     Outstanding Options                 Exercisable Options
                                            ----------------------------------    ---------------------------------
                                Shares                              Weighted                            Weighted
                               Available                             Average                             Average
                              for Future          Number            Exercise          Number            Exercise
                                Grants          Outstanding           Price         Outstanding           Price
                          ---------------   ----------------    --------------    --------------    ---------------

At adoption                       200,000                 -    $             -                 -    $             -
Options granted/vesting          (200,000)          200,000              11.00           112,728              11.00
Options exercised                       -                 -                  -                 -                  -
Options forfeited                       -                 -                  -                 -                  -
                          ---------------    --------------    ---------------   ---------------    ---------------

At December 31, 1999                    -           200,000              11.00           112,728              11.00

Options granted/vesting                 -                 -                  -            21,818                  -
Options exercised                       -                 -                  -                 -                  -
Options forfeited                       -                 -                  -                 -                  -
                          ---------------    --------------    ---------------   ---------------    ---------------

At December 31, 2000                    -           200,000    $         11.00           134,546    $         11.00
                          ===============    ==============    ===============   ===============    ===============

Subject to shareholder approval at the 2001 annual shareholders' meeting, the Board of Directors approved and granted options for an additional 62,179 shares of common stock under both the Employee Plan and the Director Plan. Upon shareholder approval, these 124,358 options will have an effective grant date of November 19, 2000 and will have an exercise price of $8.50 per share. The options granted to non-employee directors will vest immediately at the time of grant, while all others will vest over a four-year period with 20% vesting as of the grant date and 20% vesting annually thereafter. All unexercised options expire ten years after the date of grant. These options were considered granted for purposes of determining the Bank's pro forma net loss and net loss per common share as explained below.

No compensation cost is recognized by the Bank when stock options are granted because the exercise price equals the market price of the underlying common stock on the date of grant. If the Bank had used the fair value-based method of accounting for stock options, the pro forma net loss and net loss per common share, respectively, would have been $1.3 million and $.99 for 2000 and $1.4 million and $1.33 for 1999. Fair values were estimated as of the date of grant using the Black-Scholes option pricing model, assuming a risk-free interest rate of 6.00% and 5.25%, a dividend yield of 0%, volatility of 19% and 0%, and an expected life of seven and six years for 2000 and 1999, respectively.

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE O - EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONTINUED)

EMPLOYMENT CONTRACTS

The Bank has entered into employment agreements with its chief executive officer and three other executive officers to ensure a stable and competent management base. The agreements provide for a three-year term, but the agreements may be extended for an additional year at the end of the first year and annually thereafter. The agreements provide for benefits as spelled out in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officers' rights to receive certain vested rights, including compensation. In the event of a change in control of the Bank and in certain other events, as defined in the agreements, the Bank or any successor to the Bank will be bound to the terms of the contracts.


NOTE P - ACQUISITIONS

ACQUISITION OF INSURANCE AGENCY

On January 3, 2000, the Bank completed the acquisition of Dowd & Twiddy, Inc. ("D&T"), an independent insurance agency with offices in Edenton, Herford, Elizabeth City, and Nags Head, North Carolina, in a business combination accounted for as a pooling of interests. The Bank issued 61,700 shares of its common stock in exchange for all of D&T's outstanding common stock. Effective with the acquisition, D&T's name was changed to Gateway/Dowd & Twiddy Insurance Services, Inc. A summary of assets acquired and liabilities assumed is as follows:

      Assets:
         Cash                                          $           62,011
         Premises and equipment                                    26,579
         Investment in securities available for sale                9,686
         Other assets                                             247,570
                                                       ------------------

                                                       $          345,846
                                                       ==================

      Liabilities:
         Borrowings                                    $          255,477
         Other liabilities                                        313,404
         Less equity adjustment                                  (223,035)
                                                       ------------------

                                                       $          345,846
                                                       ==================

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE P - ACQUISITIONS (CONTINUED)

ACQUISITION OF TWO BRANCHES

During the year ended December 31, 2000, the Bank completed, through the purchase of certain assets and the assumption of certain liabilities, the acquisition of two full-service branch offices located in Plymouth and Roper, North Carolina. A summary of assets acquired and liabilities assumed, including amounts paid for a premium on the deposit liabilities assumed, are as follows:


      Assets:
         Cash and due from banks               $       15,662,509
         Loans receivable, net                          5,944,870
         Premises and equipment                           991,141
         Deposit premium                                2,088,080
         Accrued interest receivable                       44,865
         Other assets                                       1,196
                                               ------------------

                                               $       24,732,661

      Liabilities:
         Deposit accounts                      $       24,412,694
         Accrued interest payable                          77,186
         Other liabilities                                242,781
                                               ------------------

                                               $       24,732,661



The deposit premium is being amortized from the date of acquisition using the straight line method over a ten year period.

GATEWAY BANK & TRUST CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE Q - BUSINESS SEGMENT REPORTING

In addition to its banking operations, the Bank has two other reportable segments, Gateway Investment Services, Inc., whose principal activity is to engage in brokerage services as an agent for non-bank investment products and services, and Gateway/Dowd & Twiddy Insurance Services, Inc., an independent insurance agency with offices in Edenton, Hertford, Elizabeth City and Nags Head, North Carolina. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Set forth below is certain financial information for each segment and in total:

                                                           At or For the Year Ended December 31, 2000
                                              --------------------------------------------------------------------
                                                   Total             Banking          Brokerage         Insurance
                                               -------------     -------------     -------------     --------------
                                                                     (Dollars in thousands)

Net interest income                            $       2,724     $       2,724     $           -     $            -
Non-interest income                                    1,341               380               150                811
                                               -------------     -------------     -------------     --------------

   Total income                                        4,065             3,104               150                811
                                               -------------     -------------     -------------     --------------

Provision for loan losses                                482               482                 -                  -
Non-interest expenses                                  4,655             3,687               156                812
                                               -------------     -------------     -------------     --------------

   Total expenses                                      5,137             4,169               156                812
                                               -------------     -------------     -------------     --------------

Net loss                                       $      (1,072)    $      (1,065)    $          (6)    $           (1)
                                               =============     =============     =============     ==============

Period end total assets                        $     110,694     $     110,410     $          38     $          246
                                               =============     =============     =============     ==============


NOTE R - OTHER INVESTMENT

During 1999, the Bank purchased for $250,000 an equity investment in Sidus Financial Corporation (Sidus), a mortgage banking operation. Through its association with Sidus, the Bank offers residential and commercial long-term mortgages, at both fixed and variable rates. Sidus has generated substantial losses since commencing operations in 1999, raising concerns as to the value of the Bank's investment. Based upon an evaluation of financial and other information available with respect to Sidus, the Bank provided a charge against earnings of $125,000 during the fourth quarter of 2000 to reduce the carrying value of this investment. This charge is included in other noninterest expenses in the accompanying 2000 statement of operations. It is possible that further reductions in the carrying value of this investment may be necessary, and thus Management will continue to closely monitor Sidus' financial condition and operating results.

                            GATEWAY BANK & TRUST CO.
                          DIRECTORS AND MANAGEMENT TEAM
--------------------------------------------------------------------------------

                                    DIRECTORS

                               Richard W. Whiting
                 Chairman of the Board, Gateway Bank & Trust Co.
       Retired; a former Managing Director, Merrill Lynch Capital Markets

                                  D. Ben Berry
                   President and CEO, Gateway Bank & Trust Co.

                              William Brumsey, III
                         Attorney-at-Law, Currituck, NC

                               Percy C. Burns, III
President and Chief Executive Officer, Womack Contractors, Inc., Chesapeake, VA

                                Jimmie Dixon, Jr.
             President, City Beverage Co., Inc., Elizabeth City, NC

                              James H. Ferebee, Jr.
                  President, Ferebee & Sons, Inc., Shawboro, NC

                              Robert W. Luther, III
     President, Luther's, Inc. d/b/a Luther Greenhouses, Elizabeth City, NC

                               Frances M. Norrell
                 General Partner, LFM Properties and President,
                      LFM Yogurt, Inc., Elizabeth City, NC

                              William C. Owens, Jr.
    President, W.W. Owens & Sons Moving and Storage, Inc., Elizabeth City, NC
                      Member , NC House of Representatives

                               Russell E. Twiford
       Retired; former attorney, The Twiford Law Firm, Elizabeth City, NC

                                Frank T. Williams
          President, Frank T. Williams Farms, Inc., Virginia Beach, VA

                                 Jerry T. Womack
                     President and Chief Executive Officer,
                Suburban Grading & Utilities, Inc., Norfolk, VA


                                 MANAGEMENT TEAM

                          D. Ben Berry, President & CEO
                  Stephen C. Skinner, Executive Vice President,
                       Chief Lending Officer and Secretary
 Mark A. Holmes, Executive Vice President, Chief Financial Officer and Treasurer
          Donna C. Crank, Senior Vice President and Operations Officer
                  Steven C. Layden, Virginia Regional President

                            GATEWAY BANK & TRUST CO.
--------------------------------------------------------------------------------
                          GENERAL CORPORATE INFORMATION

                            BANKING OFFICE LOCATIONS

                     Corporate Offices and Banking Location
                             1145 North Road Street
                              Post Office Box 1908
                            Elizabeth City, NC 27906

      Virginia Beach Branch                                  Plymouth Branch
4460 Corporation Lane, Suite 100                        433 U.S. Highway 64 East
    Virginia Beach, VA  23466                              Plymouth, NC  27962

                                  Roper Branch
                            433 U.S. Highway 64 East
                              102 W. Buncomb Street
                                 Roper, NC 27970

MARKET FOR COMMON STOCK

Gateway Bank & Trust Co. is listed on the NASDAQ Electronic Bulletin Board under the symbol "GBTS." There were 1,621,792 shares outstanding at December 31, 2000 owned by approximately 1,300 shareholders of record.

STOCK TRANSFER AGENT

First Citizens Bank
100 East Tryon Road
Raleigh, NC  27603
(919) 716-2003

REGULATORY AND SECURITIES COUNSEL

The Sanford Holshouser Law Firm, PLLC
One Exchange Plaza
219 Fayetteville Street
Suite 1000
Raleigh, NC  27601

INDEPENDENT AUDITORS

Dixon Odom PLLC
P. O. Box 70
Sanford, NC  27331-0070

ANNUAL SHAREHOLDERS' MEETING

The Annual Meeting of the shareholders of Gateway Bank & Trust Co. will be held at 2:00 p.m., May 21, 2001, at the Tyler room, Chesapeake Conference Center, 900 Greenbrier Circle, Chesapeake, VA 23320.


The table below lists the high and low prices at which trades were completed during each quarter of 2000 and 1999:

                             High          Low
                         -----------  ------------
2000
   First quarter         $     12.00  $       8.25
   Second quarter              11.00          8.13
   Third quarter               12.00          8.88
   Fourth quarter              11.00          7.38

1999
   First quarter         $     11.00  $       9.50
   Second quarter              13.63          9.50
   Third quarter               11.63          9.75
   Fourth quarter              11.50          9.00


                          ANNUAL REPORT ON FORM 10-KSB

A copy of Gateway Bank & Trust Co.'s 2000 Annual Report on Form 10-KSB, as filed with the Federal Reserve System, is available without charge to shareholders upon written request to Mark A. Holmes, Executive Vice President/CFO, Gateway Bank & Trust Co., Post Office Box 1908, Elizabeth City, NC 27906.